UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: April 4, 2025

RB Global, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Canada	001-13425	98-0626225
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

Two Westbrook Corporate Center, Suite 500,Westchester, Illinois USA 60154

(Address of principal executive offices) (Zip Code)

(708) 492-7000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common shares	RBA	New York Stock Exchange
Common Share Purchase Rights	N/A	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On April 3, 2025, RB Global, Inc. (the “Company”) entered into an amended and restated credit agreement (the “Amended and Restated Credit Agreement”), which amends and restates the Company’s Credit Agreement, dated as of October 27, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified prior to such amendment and restatement, the “Existing Credit Agreement”), among the Company, as a borrower, certain of its subsidiaries, each as a borrower and/or a guarantor, Bank of America, N.A., as administrative agent, U.S. swing line lender and a letter of credit issuer and the other lenders party thereto.

The Amended and Restated Credit Agreement provides for, among other things, (x) up to $1,300,000,000 in aggregate principal amount of multi-currency senior secured revolving credit facilities (collectively, the “Revolving Facilities”) and (y) a term loan A facility comprised of a $950,000,000 USD facility and a CAD$102,542,621.12 facility denominated in Canadian Dollars (collectively, the “Term A Loan Facility”), each of which are scheduled to mature in April of 2030. At the option of the Company, borrowings under the Revolving Facilities and the Term A Loan Facility will bear interest at a rate per annum equal to, (A) for U.S. dollar borrowings, either a base rate, a daily fluctuating rate based on term SOFR or a term SOFR rate, plus, in each case, an applicable margin, (B) for Canadian dollar borrowings, a Canadian prime rate or an adjusted CORRA rate, in each case plus an applicable margin, and (C) for borrowings in alternative currencies, based on certain benchmark rates, plus an applicable margin, in each case substantially consistent with the Company’s Existing Credit Agreement. The applicable margin for loans under the Revolving Facilities and Term A Loan Facility range from (x) 1.25-2.00% for alternative currency borrowings and for U.S. dollar borrowings with a term SOFR rate and (y) 0.25-1.00% for borrowings in Canadian dollars with a prime rate and for U.S. dollar borrowings with a base rate. The Term A Loan Facility loans are subject to quarterly installments of 1.25% of principal, with the balance payable at maturity.

The Amended and Restated Credit Agreement contains customary representations warranties, affirmative and negative covenants and events of default. The guarantee and collateral requirements remain substantially similar to those contained under the Existing Credit Agreement; provided that the Amended and Restated Credit Agreement includes the fallaway of collateral requirements upon achievement of certain credit rating milestones.

The Amended and Restated Credit Agreement requires the Company to maintain compliance with a consolidated leverage ratio of 4.00 to 1.00 (which may be adjusted upwards by 0.50 for the four fiscal quarters following certain permitted acquisitions).

The foregoing description of the terms of the Amended and Restated Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Credit Agreement, attached as Exhibit 10.1 hereto, and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 above with respect to the Revolving Facilities and Term A Loan Facility is hereby incorporated by reference into this Item 2.03, insofar as it relates to the creation of a direct financial obligation.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description
10.1	Amended and Restated Credit Agreement, dated as of April 3, 2025, among the Company, certain of its subsidiaries, each as a borrower and/or a guarantor, the lenders party thereto, Bank of America, N.A., as administrative agent, U.S. swing line lender and a letter of credit issuer.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rb Global, Inc.
Dated: April 4, 2025

	By:	/s/ Ryan Welsh
Ryan Welsh
Corporate Secretary